Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection Receives Award of $26.1 Million for Additional Field Service Support

Ladson, SC (March 11, 2010) — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced it has received a modification to contract M67854-07-D-5031 from the United States Marine Corps Systems Command for additional field service support.  The contract modification extends the ongoing performance of 216 field service representatives and associated support for Independent Suspension System (ISS) installations for Cougars at the MRAP Sustainment Facility (MSF) in Kuwait.  The modification has a firm fixed price value of $26.1 million.  Work is expected to be completed by June 2010.

Randy Hutcherson, Chief Operating Officer for Force Protection, commented, “This award will enable us to continue the vital work of installing independent suspension systems for Cougar vehicles in Kuwait.  Our customer is pleased with our progress and the results we have achieved on the suspension installations.  The upgrades being performed in Kuwait will enable Marines to conduct their missions in Afghanistan with increased mobility and proven survivability.  We look forward to completing these important upgrades in the coming months.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including its modernization, spares and sustainment business; the anticipated work completion dates for our products and services; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC 29456

new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.